For Immediate Release

Contact:

Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief financial officer	(Media contact)
402.371.2520	703.435.6293
dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality, Inc. Reports Second Quarter 2007 Results

Raises Third Quarter Dividend One Cent per Share

NORFOLK, Neb., August 13, 2007 – Supertel Hospitality, Inc. (NasdaqGM: SPPR), a real estate investment trust (REIT) which owns 115 hotels in the limited-service, economy and economy extended-stay sectors, today announced results for the second quarter ended June 30, 2007.

Revenues in the 2007 second quarter improved 53.2 percent to $30.8 million, compared to the same period a year earlier. Net income available to common shareholders rose 65.9 percent to $2.2 million, or $0.11 per fully diluted share, for the 2007 second quarter, compared to $1.3 million, or $0.11 per fully diluted share, for the like 2006 period.

Funds from operations (FFO) available to common shareholders increased 53.2 percent to $5.2 million, or $0.24 per diluted share, compared to $3.4 million, or $0.25 per diluted share, for the same quarter of 2006. The diluted weighted average number of shares outstanding for the two quarters were 22,355,529 and 14,756,910, respectively.

Earnings before interest, taxes, depreciation and amortization (EBITDA) advanced 56.7 percent to $9.4 million in the 2007 second quarter, up from $6.0 million for the same year-ago period. The improvement in all of these metrics was primarily attributable to the addition of 38 hotels to the company’s portfolio since the close of the 2006 first quarter.

“We have added a substantial number of properties, 20 in the second quarter alone, and are assimilating them rapidly into our portfolio,” said Paul J. Schulte, chairman, president and CEO of Supertel Hospitality, Inc. “We are beginning to see the benefits of our buying power in insurance, benefits and other expenses related to these assets. We expect these acquisitions to follow our historic pattern of becoming accretive within the initial 12 months of our ownership, as we take advantage of our economies of scale and integrate them into our operating systems.”

Second Quarter Highlights

•	Increased its dividends by $0.0025 per share in the second quarter and raised the dividend $0.01 per share for the 2007 third quarter.

•	Acquired four hotels located in Virginia and Louisiana from Waterloo Hospitality, Inc. for approximately $30.9 million.

•	Purchased the Tara Inn and Suites, located in Jonesboro, Ga., for approximately $6 million.

•	Obtained 15 Masters Inn hotels for approximately $42.7 million.
•

Following the close of the second quarter, acquired a Days Inn hotel located in Bossier City, La. and a Days Inn in Fredericksburg, Va. from Budget Motels, Inc. for $6.9 million of limited partnership interests in the company’s operating partnership.

Second Quarter Operating Results

Supertel’s portfolio consists of limited-service hotels, including mid-scale without food and beverage, economy and economy extended-stay hotels. For the second quarter 2007 compared to the same period a year ago, the company’s mid-scale hotels’ RevPAR increased 2 percent, driven by a 5.1 percent increase in average daily rate (ADR). The company’s economy hotels’ RevPAR rose 3.3 percent, primarily due to a 4.7 percent increase in occupancy. The company did not own extended-stay hotels in the same period a year ago and therefore comparisons are not available. Since the economy extended-stay hotels have a significantly lower ADR than the mid-scale and economy hotels, the overall impact of the newly added economy extended-stay hotels on the company’s portfolio was a 9.7 percent reduction in ADR and an 8.7 percent decline in the portfolio’s RevPAR.

“The first two quarters of 2006 were very favorable, making for tougher than normal comparisons for same-store hotels in the first half of 2007,” Schulte said. “However, we are seeing steady improvement in the third quarter and are returning to more normal patterns.”

During the 2007 second quarter, hotel and property operations expenses increased $7.1 million, of which $6.5 million can be attributed to hotels acquired after April 1, 2006. Same store operating expenses rose $0.6 million, primarily due to advertising, business promotion, repairs and room supplies, including linen upgrades.

Interest expense rose $1.5 million, due primarily to increased debt in conjunction with hotel acquisitions. The depreciation and amortization expense increased $0.9 million in the 2007 second quarter due primarily to hotel acquisitions.

The company believes property operating income, which is revenue from room rentals and other hotel services less hotel and property operations expenses, is a useful measure of the company’s operating efficiency of its hotel properties. Property operating income increased by $3.6 million, or 54.0 percent for the 2007 second quarter, compared to the same year-ago period, due primarily to hotel acquisitions. General and administration expense for the 2007 second quarter rose $0.2 million, compared to the same period last year, primarily as a result of increases in salaries and professional fees, associated principally with the company’s acquisition activities.

Hotel Acquisitions

During the quarter, the company acquired 20 hotels, a 21.5 percent increase in the size of the portfolio, for a total purchase price of $79.6 million. The hotels were purchased using advances from its revolving lines of credit and new first mortgage obligations.

On July 31, the company acquired two Days Inn hotels that it had leased and managed since April 4, 2007. The properties, located in Bossier City, La. and Fredericksburg, Va., were purchased from Budget Motels, Inc. for $6.9 million limited partnership interests in the company’s operating partnership.

“We have an active pipeline and continue to review a substantial number of acquisition candidates, both portfolios and individual properties,” Schulte noted. “Concurrently, we expect to periodically prune our portfolio of properties that no longer fit our long-term growth strategy.” “We are the only publicly traded REIT to concentrate on hotels in the mid-market and economy limited-service and economy extended-stay sectors. As a result, we do not experience the same pricing pressures as some other hotel REITs and typically acquire hotels at more attractive cap rates,” he said. “Our acquisition strategy remains to buy properties that can generate strong cash flow and benefit from our scale, distribution and asset management.”

“Our portfolio is in very good physical condition,” he said. “We continue to invest in our properties and have spent $4.4 million in renovations and upgrades during the first half of 2007.”

Balance Sheet Information

In the 2007 second quarter, shareholders approved an increase in the number of shares of common stock available for issuance to 100 million shares and an increase in the number of preferred stock shares to 40 million.

Dividend Increases

The board of directors declared a $0.12 ½ dividend for the 2007 third quarter, payable October 31, 2007 to shareholders of record September 28, 2007, a $0.01 increase over the second quarter dividend. Based on the closing price of the common shares at the close of business on August 10, 2007, the annualized dividend represents a yield of approximately 6.3 percent.

“This increase will result in a 35 percent compounded annual growth rate of our dividend since the first quarter of 2003,” Schulte said. “This increase also reflects the confidence that the board has in our recent acquisitions and our outlook for the industry and our specific markets. We will continue to evaluate our dividend policy on a quarterly basis.”

About Supertel Hospitality, Inc.

As of August 10, 2007, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 115 hotels in 24 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Masters Inn and Savannah Suites. This diversity enables the company to participate in the best practices of each of these respected hospitality partners. The company’s portfolio concentrates on mid-market and economy limited-service hotels and economy extended-stay hotels, which typically do not offer food and beverage service. For additional information about the company or to make a hotel reservation, please visit the company’s Web site, www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.

The following table sets forth the company’s balance sheet as of June 30, 2007 and December 31, 2006. The company owned 113 and leased two hotels at June 30, 2007 and owned 88 hotels at December 31, 2006, (in thousands).

	As of
	June 30,	December 31,
	2007	2006
	(unaudited)

ASSETS
Investments in hotel properties	$369,299	$254,241
Less accumulated depreciation	68,926	63,509
	300,373	190,732

Cash and cash equivalents	3,040	5,436
Accounts receivable	2,905	1,332
Prepaid expenses and other assets	4,521	3,116
Deferred financing costs, net	1,979	1,532

	$312,818	$202,148

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$15,106	$8,905
Debt	199,136	94,878
	214,242	103,783

Minority interest in consolidated partnerships	3,478	3,528

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 40,000,000 and 10,000,000 shares authorized;
1,096,218 and 1,515,258 shares outstanding,
liquidation preference of $10,962	11	15
Preferred stock warrants	53	53
Common stock, $.01 par value, 100,000,000 and 25,000,000 shares authorized;
20,361,531 and 19,074,903 shares outstanding.	203	191

Additional paid-in capital	112,679	109,319
Distributions in excess of retained earnings	(17,848)	(14,741)
	95,098	94,837

	$312,818	$202,148

The following table sets forth the company’s unaudited results of operations for the three and six months ended June 30, 2007 and 2006, respectively.

Unaudited – In thousands, except per share data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUES
Room rentals and other hotel services	$30,820	$20,118	$50,167	$35,808

EXPENSES
Hotel and property operations	20,582	13,470	35,258	25,166
Depreciation and amortization	3,018	2,077	5,602	4,133
General and administrative	927	708	1,850	1,387
	24,527	16,255	42,710	30,686

EARNINGS BEFORE LOSS
ON DISPOSITIONS OF
ASSETS, OTHER INCOME,
INTEREST EXPENSE,
MINORITY INTEREST AND
INCOME TAX BENEFIT
(EXPENSE)	6,293	3,863	7,457	5,122

Net loss on dispositions of assets	-	(1)	-	(5)
Other income	42	31	77	61
Interest expense	(3,392)	(1,867)	(5,491)	(3,623)
Minority interest	(99)	(103)	(142)	(151)

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	2,844	1,923	1,901	1,404

Income tax benefit (expense)	(438)	(317)	112	7

NET INCOME	2,406	1,606	2,013	1,411

Preferred stock dividend	(248)	(305)	(538)	(609)

NET INCOME AVAILABLE
TO COMMON SHAREHOLDERS	$2,158	$1,301	$1,475	$802

NET INCOME AVAILABLE TO
COMMON SHAREHOLDERS
EPS Basic	$0.11	$0.11	$0.07	$0.07
EPS Diluted	$0.11	$0.11	$0.07	$0.07

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited – In thousands, except per share data:

	Three Months		Six Months
	ended June 30,		ended June 30,
	2007	2006	2007	2006

Weighted average shares outstanding - Basic	20,083	12,064	19,866	12,064
Weighted average shares outstanding - Diluted	20,105	12,064	19,888	12,064

Weighted average number of shares outstanding for:
calculation of FFO per share - basic	20,083	12,064	19,866	12,064
calculation of FFO per share - diluted	22,356	14,757	22,335	14,757

Reconciliation of net income to FFO
Net income available to common shareholders	$2,158	$1,301	$1,475	$802
Depreciation and amortization	3,018	2,077	5,602	4,133
Net loss on disposition of assets	-	1	-	5
FFO available to common shareholders	$5,176	$3,379	$7,077	$4,940

FFO per share - basic	$0.26	$0.28	$0.36	$0.41
FFO per share - diluted	$0.24	$0.25	$0.34	$0.38

FFO is a non-GAAP financial measure. The company considers FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of the company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. The company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the company’s liquidity, nor is it indicative of funds available to fund the company’s cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, the company’s calculation may not be the same as the calculation of FFO for similar REITs.

The company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Supertel Hospitality, Inc., are typically members of NAREIT. The company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the company believes that FFO provides a meaningful indication of its performance.

Unaudited – In thousands:

	2007	2006	2007	2006
RECONCILIATION OF NET INCOME TO EBITDA
Net income available to common shareholders	$2,158	$1,301	$1,475	$802
Interest	3,392	1,867	5,491	3,623
Income tax expense (benefit)	438	317	(112)	(7)
Depreciation and amortization	3,018	2,077	5,602	4,133
Minority interest	99	103	142	151
Preferred stock dividend	248	305	538	609
EBITDA	$9,353	$5,970	$13,136	$9,311

EBITDA is a non-GAAP financial measure. With respect to EBITDA, the company believes that excluding the effect of non-operating expenses and non-cash charges, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.

EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. EBITDA is not a measure of the company’s liquidity, nor is EBITDA indicative of funds available to fund the company’s cash needs, including its ability to make cash distributions. Neither measurement reflects cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the company’s operating performance.

The following table sets forth the continuing operations of the company’s hotel properties for the three and six months ended June 30, 2007 and 2006, respectively. The comparisons below include the company’s 115 and 79 hotels for June 30, 2007 and 2006. This presentation includes non-GAAP financial measures. The company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ results. “Same Store locations” reflect 76 hotels owned as of January 1, 2006, used for YTD 2007 and 2006; 77 hotels owned as of April 1, 2006 used for the three months ended 2007 and 2006. The company refers to its entire hotel portfolio as limited service hotels which can be further described as mid-scale without food and beverage, economy and economy extended stay.

Unaudited-In thousands, except statistical data:	Three months		Six Months
	ended June 30,		ended June 30,
	2007	2006	2007	2006

Average daily room rate (ADR):
Midscale w/o F&B	$75.14	$71.48	$72.69	$69.13
Economy	$47.24	$47.86	$47.23	$47.39
Economy Extended Stay	$26.92	$ -	$26.76	$ -
Total	$52.00	$57.60	$51.53	$56.44

Revenue per available room (RevPAR):
Midscale w/o F&B	$52.88	$51.86	$46.75	$47.18
Economy	$32.32	$31.28	$29.65	$28.10
Economy Extended Stay	$18.35	$ -	$17.49	$ -
Total	$35.82	$39.25	$32.77	$35.40

Occupancy percentage:
Midscale w/o F&B	70.4%	72.6%	64.3%	68.3%
Economy	68.4%	65.4%	62.8%	59.3%
Economy Extended Stay	68.2%	-	65.4%	-
Total	68.9%	68.2%	63.6%	62.7%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$29,991	$19,602	$48,726	$34,871
Telephone revenue	135	45	246	78
Other hotel service revenues	694	471	1,195	859
Total revenue from room rentals and other hotel services	$30,820	$20,118	$50,167	$35,808

Room rentals and other hotel services
Midscale w/o F&B	$10,267	$10,056	$18,212	$18,052
Economy	10,006	9,777	17,482	17,212
Same Store locations	20,273	19,833	35,694	35,264
Midscale w/o F&B	1,614	284	2,043	284
Economy	6,790	1	8,555	260
Economy Extended Stay	2,143	-	3,875	-
Acquisitions	10,547	285	14,473	544
Total room rental and other hotel services	$30,820	20,118	$50,167	$35,808

Hotel and property operations expense
Midscale w/o F&B	$6,640	$6,369	$12,405	$12,102
Economy	7,153	6,858	13,256	12,627
Same Store locations	13,793	13,227	25,661	24,729
Midscale w/o F&B	1,015	206	1,453	207
Economy	4,407	37	5,593	230
Economy Extended Stay	1,367	-	2,551	-
Acquisitions	6,789	243	9,597	437
Total hotel and property operations expense	$20,582	$13,470	$35,258	$25,166

Property Operating Income ("POI")
Midscale w/o F&B	$3,627	$3,687	$5,807	$5,950
Economy	2,853	2,919	4,226	4,585
Same Store locations	6,480	6,606	10,033	10,535
Midscale w/o F&B	599	78	590	77
Economy	2,383	(36)	2,962	30
Economy Extended Stay	776	-	1,324	-
Acquisitions	3,758	42	4,876	107
Total property operating income	$10,238	$6,648	$14,909	$10,642

Unaudited-In thousands, except percentages:	Three months		Six Months
	ended June 30,		ended June 30,
	2007	2006	2007	2006
POI as a percentage of revenue from room rentals
and other hotel services
Midscale w/o F&B	35.3%	36.7%	31.9%	33.0%
Economy	28.5%	29.9%	24.2%	26.6%
Same Store locations	32.0%	33.3%	28.1%	29.9%
Midscale w/o F&B	37.1%	27.5%	28.9%	27.1%
Economy	35.1%	-	34.6%	11.5%
Economy Extended Stay	36.2%	-	34.2%	-
Acquisitions	35.6%	14.7%	33.7%	19.7%
Total POI as a percentage of revenue	33.2%	33.0%	29.7%	29.7%

RECONCILIATION OF NET INCOME TO POI
Net income	$2,406	$1,606	$2,013	$1,411
Depreciation and amortization	3,018	2,077	5,602	4,133
Loss on disposition of assets	-	1	-	5
Other income	(42)	(31)	(77)	(61)
Interest expense	3,392	1,867	5,491	3,623
Minority interest	99	103	142	151
General and administrative expense	927	708	1,850	1,387
Income tax expense (benefit)	438	317	(112)	(7)
POI	$10,238	$6,648	$14,909	$10,642